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                                                                   Exhibit 15.1

                Independent Accountant's Acknowledgement Letter

The Stockholders and Board of Directors
State Street Boston Corporation

We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 33-59505) dated June 19, 1995 of State Street Boston Corporation for the registration of 2,986,111 shares of its common stock of our report dated April 14, 1995, relating to the unaudited consolidated interim financial statements of State Street Boston Corporation which are included in its Form 10-Q for the quarter ended March 31, 1995.

Pursuant to Rule 436(c) of the Securities Act 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                     Ernst & Young LLP


Boston, Massachusetts
June 19, 1995